Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

August 10, 2015

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

SECOND QUARTER 2015 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Operational Highlights

•	Adjusted Earnings of $24.4 million after taxes, or $0.65 per share
•	Servicing segment delivered 16 bps of AEBITDA margin
•	Assisted approximately 12,500 homeowners in obtaining modifications and originated approximately 10,500 HARP loans
•	66% growth in Originations segment funded volumes to $7.2 billion as compared to the prior year quarter
•	Reverse Mortgage segment issued $442 million of HMBS, an increase of 23% over the prior year quarter
•	Completed sale of residual interest in seven Residual Trusts, generating approximately $190 million in cash proceeds

Second Quarter 2015 Financial Highlights

The Company reported a GAAP net loss for the second quarter of 2015 of ($38.1) million, or ($1.01) per diluted share, as compared to a GAAP net loss of ($12.9) million, or ($0.34) per diluted share, for the second quarter of 2014. The quarters ended June 30, 2015 and June 30, 2014 each include pre-tax charges related to goodwill impairment in the Reverse Mortgage segment of $56.5 million, or $1.50 per share, and $82.3 million, or $2.18 per share, respectively. Adjusted Earnings for the second quarter of 2015 was $24.4 million after taxes(1), or $0.65 per share(1), a decrease of 65% as compared to the prior year quarter. Adjusted EBITDA for the quarter was $140.4 million, a 30% decline when compared to the prior year quarter. Adjusted results in the prior year quarter included the benefit of $34.2 million of performance fees earned by the investment management business and higher levels of earnings in the Originations business.

(1)	Note that this calculation excludes the effect of the goodwill impairment, including its impact to the Company’s effective tax rates for 2015 and 2014. This calculation assumes an effective tax rate of 38% and 39% for 2015 and 2014, respectively.

“We delivered strong operational results in our core segments as AEBITDA profitability in our Servicing business was in-line with our expectations, our Originations business capitalized on retention opportunities and demonstrated strong performance in the correspondent channel and our Reverse Mortgage business delivered positive AEBITDA and Adjusted Earnings. The Servicing business added $17.1 billion in UPB of product to its serviced portfolio and maintained strong Adjusted Earnings profitability. Our Originations business funded $7.2 billion in UPB during the quarter, delivering strong margins from the retention channel and increasing production in the correspondent channel where overall volume growth combined with a shift to more GNMA production drove margin improvement. We have completed a comprehensive review of the Reverse Mortgage business and believe the steps implemented to drive process improvements will result in improved future profitability,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO.

“We continue to focus on the combination of our Green Tree and Ditech entities under the name “Ditech, a Walter Company,” which we believe will leverage talent across these organizations and enhance the value of the brand by improving the customer experience, streamlining processes and enhancing retention efforts. In conjunction with the combination of Green Tree and Ditech and our other cost savings initiatives, we have realized cost savings of approximately $24 million in the first half of 2015 as compared to the fourth quarter 2014 run-rate. We have also made significant progress on our planned WCO-related initiatives, including our contribution of Marix, a FNMA and FRE approved servicer to WCO. We have executed an initial sub-servicing agreement with Marix and assisted with the sourcing of new portfolio opportunities for WCO, including potential bulk MSR acquisitions.”

Second Quarter 2015 Financial and Operating Highlights

Total revenues for the second quarter of 2015 of $412.4 million were relatively flat as compared to the same period of 2014. Net servicing revenues and fees increased $82.9 million as compared to the prior year quarter, primarily driven by an $84.7 million favorable change in the fair value of servicing rights resulting from the rising interest rate environment. This increase was partially offset by a $25.2 million decline in net gains on sales of loans driven primarily by a shift in volume mix from the consumer lending channel to the lower margin correspondent lending channel, a $20.1 million unfavorable change in the net fair value of reverse loans and related HMBS obligations resulting from the rising interest rate environment and a decline in interest income on loans of $16.0 million related primarily to the sale of the residual interests in the Residual Trusts. Results for the prior year period also reflect $34.2 million in performance fees earned by our investment management business.

Total expenses for the second quarter of 2015 were 8% lower as compared to the second quarter of 2014, declining to $428.0 million, principally reflecting the Reverse Mortgage segment’s current quarter goodwill impairment charge of $56.5 million, which was $25.7 million lower than the charge taken in the prior year period. As a result of these goodwill impairment charges, the Reverse Mortgage reporting unit no longer has goodwill. Results also reflect $6.0 million lower interest expense in the current quarter as compared to the second quarter of 2014 primarily due to the sale of the residual interests in the Residual Trusts.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated total revenue of $274.2 million in the second quarter of 2015, a 35% increase as compared to second quarter 2014 revenue of $202.9 million. The change was primarily comprised of an $84.7 million favorable change in the fair value of servicing rights and a $12.3 million increase in other income reflecting strong performance on our acquired charged-off loans, partially offset by a $16.0 million decline in interest income resulting primarily from the sale of the residual interests in the Residual Trusts, $8.4 million lower insurance revenue due to the loss of commissions earned on GSE lender-placed policies beginning June 1, 2014 and a $5.7 million unfavorable change in fair value of our excess servicing spread liability. Servicing revenues for the quarter ended June 30, 2015 included $175.3 million of servicing fees, $26.5 million of incentive and performance-based fees and $23.6 million of ancillary and other fees.

Expense for the Servicing segment was $189.0 million, a decline of 16% as compared to the prior year quarter. The change was driven by a $25.7 million decrease in operational expenses resulting primarily from $13.2 million in accruals in the second quarter of 2014 for loss contingencies and legal expenses due to legal and regulatory matters outside of the normal course of business and $9.1 million lower salaries and benefits driven by fewer employees, as well as $9.9 million lower interest expense primarily as a result of the sale of the residual interests in the Residual Trusts. Expenses also included $11.4 million of depreciation and amortization costs.

The segment generated Adjusted Earnings of $36.4 million for the second quarter of 2015 and AEBITDA of $97.6 million, a decline of 32% and 4%, respectively, as compared to the second quarter of 2014. The variance in Adjusted Earnings as compared to the prior year quarter was primarily due to lower revenues adjusted for the impact of changes in fair value due to changes in valuation inputs, partially offset by lower expenses. These lower revenues include $18.0 million in higher realization of cash flows, which include the effect of accelerated prepayments.

The Servicing segment ended the quarter with approximately 2.2 million total accounts serviced with a UPB of approximately $243.2 billion. During the quarter, the Company experienced a net disappearance rate of 15.5%, an increase from the net disappearance rate in the prior year quarter of 13.8% as a result of increased levels of prepayments in the continued low interest rate environment.

Originations

The Originations segment generated revenue of $128.7 million in the second quarter, a decline of 14% as compared to the prior year quarter primarily due to a $29.0 million decline in net gains on sales of loans driven by a shift in volume from the higher margin retention channel to the lower margin correspondent channel, partially offset by $7.4 million higher other revenues primarily as a result of reinstating certain origination fees. Expenses for the Originations segment of $95.7 million, which include $9.9 million of interest expense and $2.7 million of depreciation and amortization, remained relatively flat as compared to the prior year quarter, increasing only $3.8 million primarily driven by $3.3 million higher interest expense as a result of a higher volume of loan fundings partially offset by lower average cost of debt.

The segment generated Adjusted Earnings of $35.3 million for the second quarter of 2015 and AEBITDA of $39.5 million, a 46% and 40% decline, respectively, as compared to the second quarter of 2014 due primarily to lower net gains on sales of loans and higher interest-related expenses, partially offset by higher origination fee income.

The total pull-through adjusted locked volume for the second quarter was $6.3 billion, as compared to $5.6 billion for the second quarter of 2014 as volumes in the correspondent lending channel grew 53% as compared to the prior year period. Funded loans in the current quarter totaled $7.2 billion, with approximately 28% of that volume in the consumer lending channel and approximately 72% generated by the correspondent lending channel. Funded loans in the second quarter of 2014 totaled $4.4 billion, with approximately 53% of that volume in the consumer lending channel and approximately 47% driven by the correspondent lending channel. The combined direct margin for the current quarter was 100 bps, with a direct margin of 255 bps in the consumer lending channel, a decrease of 40 bps as compared to the prior year quarter. In the correspondent lending channel, overall volume growth combined with a shift to more GNMA production drove margin expansion of 50 bps, as compared to the second quarter of 2014, to 45 bps for the current quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $20.2 million for the quarter, a 48% decline as compared to the prior year quarter reflecting lower net fair value gains on reverse loans and related HMBS obligations of $20.1 million, driven by unfavorable changes in non-cash fair value adjustments due to a higher LIBOR rate at June 30, 2015 as compared to prior periods. Current quarter revenues included a $6.8 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $11.9 million in net servicing revenue and fees and $1.4 million of other revenues. Total expenses for the second quarter of $111.1 million, which include a $56.5 million goodwill impairment charge, declined 11% as compared to the prior year period primarily driven by the prior year quarter’s $82.3 million goodwill impairment charge. The decline in the goodwill impairment charge was partially offset by $11.1 million adjustments in the current quarter associated with legal and regulatory matters and curtailment costs outside of the normal course of business and $4.6 million higher salaries and benefits expense resulting from increased headcount and higher incentives related to an improvement in funded volume.

The segment reported Adjusted Earnings of $2.5 million and AEBITDA of $3.7 million for the second quarter of 2015 as compared to Adjusted Loss of ($2.9) million and AEBITDA of ($1.7) million in the second quarter of 2014 due primarily to the growth in cash generated from origination, purchase and securitization of HECMs and net servicing revenue and fees partially offset by higher expenses.

Funded origination volumes, excluding tails, increased 22% as compared to the second quarter of 2014 resulting from an increase in volumes related to loans originated in the first quarter, prior to the implementation of the financial assessment requirement, which moved to funding during the current quarter. Securitized volumes increased 23% compared to the prior year quarter.

During the quarter ended June 30, 2015, as a result of a number of operational and market driven factors, RMS revised its multi-year forecast which led to the impairment of the remaining goodwill associated with the Reverse Mortgage business.

Other Non-Reportable Segment

The Other Non-Reportable segment generated revenue of $0.9 million for the second quarter of 2015 as compared to revenue of $35.6 million in the prior year quarter. The prior year quarter included a $34.2 million performance fee earned by the Investment Management business. Total expenses in the current quarter of $43.6 million, which included $37.1 million related to corporate debt, remained relatively flat as compared to the second quarter of 2014.

The Other non-reportable segment generated Adjusted Loss of ($34.8) million and AEBITDA of ($0.4) million for the second quarter of 2015 as compared to Adjusted Loss of ($0.4) million and AEBITDA of $34.0 million in the second quarter of 2014.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 6,000 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s second quarter results and other general business matters during a conference call and live webcast to be held on Monday, August 10, 2015, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory and contractual compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims or relating to a pending investigation by the Department of Justice and the HUD Office of Inspector General);

•	potential costs and uncertainties associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the servicing standards required by the National Mortgage Settlement;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Green Tree Servicing;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including reputational risk;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade in our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive and performance payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales, the credit quality of loan origination customers and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on December 31, 2016;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to raise capital, make arrangements with potential capital partners and develop new business, including acquisitions of mortgage servicing rights and the development of our originations business, all of which are subject to customer demand and various third-party approvals;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including the risks of technology failures and of cyber-attacks against us or our vendors, our ability to adequately respond to actual or alleged cyber-attacks and our ability to implement adequate internal security measures and protect confidential borrower information;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this report should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of Non-GAAP Financial Measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

REVENUES

Net servicing revenue and fees	$223,915	$140,976	$314,802	$313,768

Net gains on sales of loans	119,399	144,611	244,626	248,645

Interest income on loans	18,186	34,218	50,127	68,640

Net fair value gains on reverse loans and related HMBS obligations	6,815	26,936	37,589	44,172

Insurance revenue	11,429	19,806	25,560	43,194

Other revenues	32,689	47,166	50,586	65,242

Total revenues	412,433	413,713	723,290	783,661

EXPENSES

Salaries and benefits	143,157	145,502	290,385	281,399

General and administrative	142,100	142,341	270,747	251,206

Interest expense	68,665	74,690	143,536	149,539

Depreciation and amortization	16,093	18,391	32,725	37,035

Goodwill impairment	56,539	82,269	56,539	82,269

Other expenses, net	1,401	3,978	5,448	4,203

Total expenses	427,955	467,171	799,380	805,651

OTHER GAINS (LOSSES)

Other net fair value gains (losses)	3,326	1,532	2,454	(971)

Other	(2,803)	—	8,959	—

Total other gains (losses)	523	1,532	11,413	(971)

Loss before income taxes	(14,999)	(51,926)	(64,677)	(22,961)

Income tax expense (benefit)	23,120	(38,997)	4,450	(27,409)

Net income (loss)	$(38,119)	$(12,929)	$(69,127)	$4,448

Comprehensive income (loss)	$(38,030)	$(12,924)	$(69,011)	$4,457

Net income (loss)	$(38,119)	$(12,929)	$(69,127)	$4,448

Basic earnings (loss) per common and common equivalent share	$(1.01)	$(0.34)	$(1.83)	$0.12

Diluted earnings (loss) per common and common equivalent share	(1.01)	(0.34)	(1.83)	0.12

Weighted-average common and common equivalent shares outstanding — basic	37,759	37,673	37,739	37,552

Weighted-average common and common equivalent shares outstanding — diluted	37,759	37,673	37,739	38,074

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014

ASSETS

Cash and cash equivalents	$343,780	$320,175

Restricted cash and cash equivalents	850,533	733,015

Residential loans at amortized cost, net (includes $3,585 and $10,033 in allowance for loan losses at June 30, 2015 and December 31, 2014, respectively)	542,892	1,314,539

Residential loans at fair value	12,922,303	11,832,630

Receivables, net (includes $20,800 and $25,201 at fair value at June 30, 2015 and December 31, 2014, respectively)	259,920	215,629

Servicer and protective advances, net (includes $105,445 and $112,427 in allowance for uncollectible advances at June 30, 2015 and December 31, 2014, respectively)	1,550,592	1,761,082

Servicing rights, net (includes $1,797,721 and $1,599,541 at fair value at June 30, 2015 and December 31, 2014, respectively)	1,917,551	1,730,216

Goodwill	518,929	575,468

Intangible assets, net	95,784	103,503

Premises and equipment, net	109,831	124,926

Other assets (includes $79,257 and $68,151 at fair value at June 30, 2015 and December 31, 2014, respectively)	232,417	280,794

Total assets	$19,344,532	$18,991,977

LIABILITIES AND STOCKHOLDERS EQUITY

Payables and accrued liabilities (includes $13,753 and $30,024 at fair value at June 30, 2015 and December 31, 2014, respectively)	$622,868	$663,829

Servicer payables	704,318	584,567

Servicing advance liabilities	1,245,318	1,365,885

Warehouse borrowings	1,620,260	1,176,956

Excess servicing spread liability at fair value	64,556	66,311

Corporate debt	2,266,105	2,267,799

Mortgage-backed debt (includes $616,794 and $653,167 at fair value at June 30, 2015 and December 31, 2014, respectively)	1,108,032	1,751,459

HMBS related obligations at fair value	10,588,671	9,951,895

Deferred tax liability, net	108,355	86,617

Total liabilities	18,328,483	17,915,318

Stockholders’ equity:

Preferred stock, $0.01 par value per share:

Authorized - 10,000,000 shares

Issued and outstanding - 0 shares at June 30, 2015 and December 31, 2014	—	—

Common stock, $0.01 par value per share:

Authorized - 90,000,000 shares

Issued and outstanding - 37,792,297 and 37,711,623 shares at June 30, 2015 and December 31, 2014, respectively	377	377

Additional paid-in capital	609,044	600,643

Retained earnings	406,117	475,244

Accumulated other comprehensive income	511	395

Total stockholders’ equity	1,016,049	1,076,659

Total liabilities and stockholders’ equity	$19,344,532	$18,991,977

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are utilized by management to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is a supplemental metric used by management to evaluate our Company’s underlying key drivers and operating performance of the business. Adjusted Earnings (Loss) is defined as income (loss) before income taxes plus changes in fair value due to changes in valuation inputs and other assumptions, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment (if any), certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization), transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including certain non-recurring costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, amortization of servicing rights and other fair value adjustments, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment (if any), fair value to cash adjustment for reverse loans, non-cash interest income, share-based compensation expense, servicing fee economics, Residual Trusts cash flows, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including the net provision for the repurchase of loans sold, provision for loan losses and certain non-recurring costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt and excess servicing spread liability, although they do reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended June 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:

Servicing revenue and fees	$214,437	$—	$11,915	$—	$(2,437)	$223,915

Gain on loan sales, net	3,795	115,604	—	—	—	119,399

Interest income on loans	18,174	12	—	—	—	18,186

Insurance revenue	11,429	—	—	—	—	11,429

Net fair value gains on reverse loans and related HMBS obligations	—	—	6,815	—	—	6,815

Other income	26,361	13,086	1,442	854	(9,054)	32,689

Total revenues	274,196	128,702	20,172	854	(11,491)	412,433

EXPENSES:

Interest expense	20,534	9,934	1,132	37,065	—	68,665

Depreciation and amortization	11,412	2,692	1,986	3	—	16,093

Goodwill impairment	—	—	56,539	—	—	56,539

Other expenses, net	157,053	83,111	51,475	6,510	(11,491)	286,658

Total expenses	188,999	95,737	111,132	43,578	(11,491)	427,955

OTHER GAINS (LOSSES)

Net fair value gains (losses)	(98)	—	—	3,424	—	3,326

Other	(2,803)	—	—	—	—	(2,803)

Total other gains (losses)	(2,901)	—	—	3,424	—	523

Income (loss) before income taxes	82,296	32,965	(90,960)	(39,300)	—	(14,999)

ADJUSTED EARNINGS BEFORE TAXES

Goodwill impairment	—	—	56,539	—	—	56,539

Changes in fair value due to changes in valuation inputs and other assumptions	(64,359)	—	—	—	—	(64,359)

Step-up depreciation and amortization	6,923	618	1,328	—	—	8,869

Step-up amortization of sub-servicing rights	4,940	—	—	—	—	4,940

Non-cash interest expense	363	—	—	2,660	—	3,023

Share-based compensation expense	3,123	1,453	284	146	—	5,006

Fair value to cash adjustment for reverse loans	—	—	24,149	—	—	24,149

Curtailment expense	—	—	6,488	—	—	6,488

Legal and regulatory matters	544	—	4,628	—	—	5,172

Other	2,554	215	63	1,677	—	4,509

Total adjustments	(45,912)	2,286	93,479	4,483	—	54,336

Adjusted Earnings before taxes	36,384	35,251	2,519	(34,817)	—	39,337

ADJUSTED EBITDA

Amortization of servicing rights and other fair value adjustments	59,649	—	522	—	—	60,171

Interest expense on debt	2,121	—	—	34,405	—	36,526

Depreciation and amortization	4,489	2,074	658	3	—	7,224

Other	(5,090)	2,140	25	26	—	(2,899)

Total adjustments	61,169	4,214	1,205	34,434	—	101,022

Adjusted EBITDA	$97,553	$39,465	$3,724	$(383)	$—	$140,359

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended June 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:

Servicing revenue and fees	$134,800	$—	$8,777	$—	$(2,601)	$140,976

Gain on loan sales, net	—	144,611	—	—	—	144,611

Interest income on loans	34,218	—	—	—	—	34,218

Insurance revenue	19,806	—	—	—	—	19,806

Net fair value gains on reverse loans and related HMBS obligations	—	—	26,936	—	—	26,936

Other income	14,038	5,688	3,005	35,612	(11,177)	47,166

Total revenues	202,862	150,299	38,718	35,612	(13,778)	413,713

EXPENSES:

Interest expense	30,479	6,627	775	36,809	—	74,690

Depreciation and amortization	11,872	4,230	2,286	3	—	18,391

Goodwill impairment	—	—	82,269	—	—	82,269

Other expenses, net	182,788	81,041	39,104	2,666	(13,778)	291,821

Total expenses	225,139	91,898	124,434	39,478	(13,778)	467,171

OTHER GAINS (LOSSES)

Net fair value gains (losses)	(1,072)	—	—	2,604	—	1,532

Total other gains (losses)	(1,072)	—	—	2,604	—	1,532

Income (loss) before income taxes	(23,349)	58,401	(85,716)	(1,262)	—	(51,926)

ADJUSTED EARNINGS BEFORE TAXES

Goodwill impairment	—	—	82,269	—	—	82,269

Changes in fair value due to changes in valuation inputs and other assumptions	43,376	—	—	—	—	43,376

Step-up depreciation and amortization	7,108	2,443	1,781	—	—	11,332

Step-up amortization of sub-servicing contracts	7,682	—	—	—	—	7,682

Non-cash interest expense	1,640	—	—	2,399	—	4,039

Share-based compensation expense	2,942	1,098	786	(18)	—	4,808

Fair value to cash adjustments for reverse loans	—	—	(5,883)	—	—	(5,883)

Legal and regulatory matters	13,192	—	—	—	—	13,192

Other	808	2,797	3,907	(1,475)	—	6,037

Total adjustments	76,748	6,338	82,860	906	—	166,852

Adjusted Earnings before taxes	53,399	64,739	(2,856)	(356)	—	114,926

ADJUSTED EBITDA

Amortization of servicing rights and other fair value adjustments	41,989	—	693	—	—	42,682

Interest expense on debt	19	—	8	34,410	—	34,437

Depreciation and amortization	4,764	1,787	505	3	—	7,059

Other	1,714	(1,293)	(47)	(82)	—	292

Total adjustments	48,486	494	1,159	34,331	—	84,470

Adjusted EBITDA	$101,885	$65,233	$(1,697)	$33,975	$—	$199,396

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Six Months Ended June 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:

Servicing revenue and fees	$296,264	$—	$23,321	$—	$(4,783)	$314,802

Gain on loan sales, net	3,704	241,020	(98)	—	—	244,626

Interest income on loans	50,090	37	—	—	—	50,127

Insurance revenue	25,560	—	—	—	—	25,560

Net fair value gains on reverse loans and related HMBS obligations	—	—	37,589	—	—	37,589

Other income	42,341	17,945	3,287	4,147	(17,134)	50,586

Total revenues	417,959	259,002	64,099	4,147	(21,917)	723,290

EXPENSES:

Interest expense	49,759	17,747	2,231	73,799	—	143,536

Depreciation and amortization	22,885	5,879	3,954	7	—	32,725

Goodwill impairment	—	—	56,539	—	—	56,539

Other expenses, net	310,556	160,613	105,792	11,536	(21,917)	566,580

Total expenses	383,200	184,239	168,516	85,342	(21,917)	799,380

OTHER GAINS (LOSSES)

Net fair value gains (losses)	(332)	—	—	2,786	—	2,454

Other	(2,803)	—	—	11,762	—	8,959

Total other gains (losses)	(3,135)	—	—	14,548	—	11,413

Income (loss) before income taxes	31,624	74,763	(104,417)	(66,647)	—	(64,677)

ADJUSTED EARNINGS BEFORE TAXES

Goodwill impairment	—	—	56,539	—	—	56,539

Changes in fair value due to changes in valuation inputs and other assumptions	9,412	—	—	—	—	9,412

Step-up depreciation and amortization	13,967	1,788	2,656	—	—	18,411

Step-up amortization of sub-servicing rights	9,827	—	—	—	—	9,827

Non-cash interest expense	1,118	—	—	5,224	—	6,342

Share-based compensation expense	5,128	2,250	820	231	—	8,429

Fair value to cash adjustment for reverse loans	—	—	19,794	—	—	19,794

Curtailment expense	—	—	22,562	—	—	22,562

Legal and regulatory matters	2,218	—	2,862	—	—	5,080

Other	3,231	743	430	5,006	—	9,410

Total adjustments	44,901	4,781	105,663	10,461	—	165,806

Adjusted Earnings before taxes	76,525	79,544	1,246	(56,186)	—	101,129

ADJUSTED EBITDA

Amortization of servicing rights and other fair value adjustments	115,921	—	1,077	—	—	116,998

Interest expense on debt	4,717	—	1	68,575	—	73,293

Depreciation and amortization	8,918	4,091	1,298	7	—	14,314

Other	(5,408)	2,543	99	87	—	(2,679)

Total adjustments	124,148	6,634	2,475	68,669	—	201,926

Adjusted EBITDA	$200,673	$86,178	$3,721	$12,483	$—	$303,055

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Six Months Ended June 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:

Servicing revenue and fees	$302,026	$—	$16,387	$—	$(4,645)	$313,768

Gain on loan sales, net	—	248,645	—	—	—	248,645

Interest income on loans	68,640	—	—	—	—	68,640

Insurance revenue	43,194	—	—	—	—	43,194

Net fair value gains on reverse loans and related HMBS obligations	—	—	44,172	—	—	44,172

Other income	34,586	10,868	6,027	36,926	(23,165)	65,242

Total revenues	448,446	259,513	66,586	36,926	(27,810)	783,661

EXPENSES:

Interest expense	61,195	13,460	1,634	73,250	—	149,539

Depreciation and amortization	23,711	8,599	4,718	7	—	37,035

Goodwill impairment	—	—	82,269	—	—	82,269

Other expenses, net	319,025	164,826	72,744	8,023	(27,810)	536,808

Total expenses	403,931	186,885	161,365	81,280	(27,810)	805,651

OTHER GAINS (LOSSES)

Net fair value gains (losses)	(1,488)	—	—	517	—	(971)

Total other gains (losses)	(1,488)	—	—	517	—	(971)

Income (loss) before income taxes	43,027	72,628	(94,779)	(43,837)	—	(22,961)

ADJUSTED EARNINGS BEFORE TAXES

Goodwill impairment	—	—	82,269	—	—	82,269

Changes in fair value due to changes in valuation inputs and other assumptions	68,994	—	—	—	—	68,994

Step-up depreciation and amortization	14,259	5,296	3,674	1	—	23,230

Step-up amortization of sub-servicing rights	16,147	—	—	—	—	16,147

Non-cash interest expense	2,637	—	—	4,712	—	7,349

Share-based compensation expense	4,934	1,875	1,245	247	—	8,301

Fair value to cash adjustment for reverse loans	—	—	(1,222)	—	—	(1,222)

Legal and regulatory matters	13,192	—	—	—	—	13,192

Other	960	5,775	3,855	4,091	—	14,681

Total adjustments	121,123	12,946	89,821	9,051	—	232,941

Adjusted Earnings before taxes	164,150	85,574	(4,958)	(34,786)	—	209,980

ADJUSTED EBITDA

Amortization of servicing rights and other fair value adjustments	65,907	—	1,443	—	—	67,350

Interest expense on debt	51	—	18	68,538	—	68,607

Depreciation and amortization	9,452	3,303	1,044	6	—	13,805

Other	7,803	(204)	(46)	(98)	—	7,455

Total adjustments	83,213	3,099	2,459	68,446	—	157,217

Adjusted EBITDA	$247,363	$88,673	$(2,499)	$33,660	$—	$367,197

Reconciliation of GAAP Loss Before Income Taxes to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Loss before income taxes	$(15.0)	$(51.9)	$(64.7)	$(23.0)
Add/(Subtract):
Goodwill impairment	56.5	82.3	56.5	82.3
Amortization of servicing rights and other fair value adjustments	0.8	93.7	136.2	152.5
Interest expense	39.5	38.5	79.6	76.0
Depreciation and amortization	16.1	18.4	32.7	37.0
Curtailment expense	6.5	—	22.6	—
Share-based compensation expense	5.0	4.8	8.4	8.3
Fair value to cash adjustment for reverse loans	24.1	(5.9)	19.8	(1.2)
Legal and regulatory matters	5.2	13.2	5.1	13.2
Other	1.6	6.3	6.8	22.1

Sub-total	155.3	251.3	367.7	390.2

Adjusted EBITDA	$140.3	$199.4	$303.0	$367.2

Reconciliation of GAAP Loss Before Income Taxes to

Non-GAAP Adjusted Earnings

(in millions, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Loss before income taxes	$(15.0)	$(51.9)	$(64.7)	$(23.0)
Add/(Subtract):
Goodwill impairment	56.5	82.3	56.5	82.3
Changes in fair value due to changes in valuation inputs and other assumptions	(64.3)	43.4	9.4	69.0
Curtailment expense	6.5	—	22.6	—
Step-up depreciation and amortization	8.9	11.3	18.4	23.2
Step-up amortization of sub-servicing rights	4.9	7.7	9.8	16.2
Share-based compensation expense	5.0	4.8	8.4	8.3
Non-cash interest expense	3.0	4.0	6.3	7.3
Fair value to cash adjustment for reverse loans	24.1	(5.9)	19.8	(1.2)
Legal and regulatory matters	5.2	13.2	5.1	13.2
Other	4.5	6.0	9.5	14.7

Adjusted Earnings before taxes	$39.3	$114.9	$101.1	$210.0
Adjusted Earnings after tax (38% in 2015 and 39% in 2014)	24.4	70.1	62.7	128.1
Adjusted Earnings after taxes per common and common equivalent share.	$0.65	$1.86	$1.66	$3.36